Exhibit 99

Press Release

PSB Bancorp, Inc.

April, 2, 2004

Anthony DiSandro, President and Chief Executive Officer of PSB Bancorp, Inc., announced today that on March 31, 2004, the U.S. District Court for the Eastern District of Pennsylvania granted the plaintiffs’ motion for summary judgment in an action in which the plaintiffs seek to have certain stock options, previously voided by PSB, to be declared valid and enforceable. PSB will appeal the court’s decision.

If, on appeal, the motion is upheld, the aggregate number of shares underlying PSB’s outstanding stock options would increase from 284,742 shares to 1,177,982 shares.  This action only effects 895,240 of the 1,371,200 options previously declared void by PSB.